EXHIBIT 5.1

JAMES V. GREVELLE, P.C.
Attorney-at-Law
12523 Montego Plaza
Dallas, Texas 75230-1725
Telephone: (972) 233-3905
Fax: (972) 385-0245
E-mail: jgrevelle@comcast.net

November 14, 2006

Board of Directors
Homeland Security Network, Inc.
300 N. Coit Road
Suite 1200
Richardson, Texas 75080

Re:
Homeland Security Network, Inc. (the "Company")
Form S-8 Registration Statement (the "Registration Statement")
Covering 15,000,000 Shares of Common Stock Issuable Pursuant to the 2006 Non-Statutory Stock Option Plan (the "Plan")

Gentlemen:

I am securities counsel to Homeland Security Network, Inc. (f/k/a AutoCorp Equities, Inc.), a Nevada corporation (the "Company"). I have, in such capacity, examined and am familiar with the Articles of Incorporation and amendments thereto, and the By-laws of the Company, and have examined the records of corporate proceedings. I have also examined and am familiar with such other documents as I have considered necessary for rendering my opinion hereinafter set forth.

The Board of Directors has approved the Plan, thereby making 15,000,000 shares (the “Shares”) of Common Stock, $.001 par value, of the Company, subject to the Plan and reserving them for issuance under the terms and conditions of the Plan.

Based upon the foregoing, I am of the opinion that the 15,000,000 shares of Common Stock, $.001 par value, of the Company reserved for issuance under the Plan, will, when issued in accordance with the terms of the Plan, be validly issued, fully paid and nonassessable.

In addition, I hereby consent to the use of my name and this firm's name in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ James V. Grevelle James V. Grevelle